SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

	Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

FIDELITY D & D BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 22, 2023

Dear Fellow Shareholders of Fidelity D & D Bancorp, Inc.:

On behalf of the Board of Directors, we are pleased to invite you to join us at our virtual Annual Meeting of Shareholders via a live webcast at www.virtualshareholdermeeting.com/FDBC2023 to be held on Tuesday, May 2, 2023, at 3:00 p.m., Eastern Daylight Time. You will have the opportunity to ask questions and to make comments via the live webcast.  Enclosed are your requested notice of meeting, proxy statement, proxy card and the Company’s 2022 Annual Report to Shareholders.  These materials are also available online at www.proxyvote.com and www.bankatfidelity.com/proxymaterials.

The principal business of the meeting is to nominate and elect three (3) Class B Directors to serve for a three-year term; to ratify the selection of our independent registered public accounting firm; to vote; and to transact any other business that is properly presented at the annual meeting.  The notice of meeting and proxy statement accompanying this letter describes the specific business to be acted upon in more detail.

We are delighted you have chosen to invest in the Company. We look forward to you joining us. Whether or not you expect to attend the virtual annual meeting, we hope that you will vote as soon as possible by internet, telephone or by completing, signing, and returning the enclosed proxy in the envelope provided.  The prompt return of your proxy will save the Company expenses involved in further communications.  Your vote is important.  Voting by proxy will ensure your representation at the annual meeting.

We look forward to you joining us on May 2, 2023.

Sincerely,

/s/ Brian J. Cali
Brian J. Cali
Chairman of the Board

FIDELITY D & D BANCORP, INC.

Blakely and Drinker Streets

Dunmore, Pennsylvania 18512

(570) 342-8281

________________________________________________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2023

________________________________________________________

The Board of Directors is distributing this proxy statement to shareholders on or about March 22, 2023

Nasdaq Market trading symbol: FDBC

www.bankatfidelity.com

[THIS PAGE INTENTIONALLY LEFT BLANK]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2023

TO THE SHAREHOLDERS OF FIDELITY D & D BANCORP, INC.:

NOTICE IS HEREBY GIVEN that Fidelity D & D Bancorp, Inc. will hold its Annual Meeting of Shareholders virtually via a live webcast at www.virtualshareholdermeeting.com/FDBC2023 on Tuesday, May 2, 2023 at 3:00 p.m., Eastern Daylight Time. The meeting will be held online only to consider and vote upon the following proposals:

(1)	to elect three (3) Class B directors to serve for a three-year term and until their successors are elected and qualified;

(2)	to ratify the selection of an independent registered public accounting firm for the Corporation for the year ending December 31, 2023; and

(3)	to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Shareholders of record at the close of business on March 8, 2023, are entitled to notice of the meeting and may vote during the virtual meeting or by proxy.

Management welcomes your attendance at the live webcast of the annual meeting. We ask you to promptly fill out the proxy by the following means: online, by telephone, or sign, date and return in the accompanying postage-paid envelope. The prompt return of your proxy will save expenses involved in further communications. Even if you return a proxy, you may vote during the live webcast at www.virtualshareholdermeeting.com/FDBC2023. Promptly returning your completed proxy will ensure that your shares are voted in accordance with your wishes and will guarantee the presence of a quorum.

The Board of Directors is distributing this proxy statement, form of proxy, and Fidelity D & D Bancorp, Inc.’s 2022 Annual Report on or about March 22, 2023.

By Order of the Board of Directors,

/s/ John T. Cognetti
John T. Cognetti
Dunmore, Pennsylvania	Secretary
March 22, 2023

YOUR VOTE IS IMPORTANT.

PLEASE VOTE ONLINE, BY TELEPHONE,

OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 2, 2023. The Proxy Statement, Proxy Card and 2022 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

Date and Time of the Annual Meeting

Fidelity D & D Bancorp, Inc. (the “Company”) is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company. The Annual Meeting will be held via a live webcast at www.virtualshareholdermeeting.com/FDBC2023 on Tuesday, May 2, 2023 at 3:00 p.m., Eastern Daylight Time. The telephone number for the Company is (570) 342-8281. Please direct all inquiries to Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer of the Company.

Description of the Company

Fidelity D & D Bancorp, Inc., a Pennsylvania corporation, and registered bank holding company, was organized in 1999 and became the holding company for The Fidelity Deposit and Discount Bank (the “Bank”) on June 30, 2000. The Bank, the Company’s wholly owned subsidiary, was established in 1902 as a commercial banking institution under the laws of Pennsylvania. In 1997, the Bank acquired trust powers. The Bank offers a full range of traditional banking and wealth management services as well as alternative financial products and services.

The Board of Directors provides a copy of the annual report for the fiscal year ended December 31, 2022, with this proxy statement. The annual report is available online at www.proxyvote.com. You may obtain additional print copies of the Company’s annual report for the 2022 fiscal year at no cost by contacting Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, telephone (570) 342-8281.

We have not authorized anyone to provide you with information. You should rely only on the information contained in this document or in documents to which we refer you. Although we believe we have provided you with all the information you will need to make your decision to vote, events may occur at the Company subsequent to printing this proxy statement that might affect your decision or the value of your stock.

PROXY AND VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board of Directors furnishes this proxy statement and proxy to shareholders on or about March 22, 2023. The Board of Directors of the Company solicits this proxy for use at the 2023 Annual Meeting of Shareholders of the Company. The directors, officers and other employees of the Company or the Bank may solicit proxies in person or by telephone, facsimile, or other electronic means. The Company will pay the cost of preparing, assembling, printing, mailing, and soliciting proxies and any additional material that the Company sends to shareholders. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock held by these persons. The Company will reimburse these persons for their reasonable forwarding expenses.

Only shareholders of record as of the close of business on Wednesday, March 8, 2023, the voting record date, may vote at the annual meeting. On all matters to come before the annual meeting, shareholders may cast one vote for each share held. Cumulative voting rights do not exist with respect to the election of directors.

By properly completing a proxy, the shareholder appoints the proxy holders named to vote his or her shares as specified on the proxy. Any valid proxy, which does not specify how the shares are to be voted, will be voted FOR:

●	Election of William J. Joyce, Sr., Kristin D. O’Donnell, and Alan Silverman as Class B directors of the Company, each for three-year terms expiring in 2026; and

●	Ratification of the selection of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

If a shareholder is a participant in the Fidelity D & D Bancorp, Inc. Dividend Reinvestment Plan, his or her proxy will also serve as a proxy for the shares held in the plan. Computershare, as the administrator of the plan, will not provide plan participants with separate proxies covering the shares held in the Dividend Reinvestment Plan. Each holder of common stock is entitled to one vote, while attending the virtual meeting, or by proxy, for each whole share of common stock held as of the record date. If your proxy is signed but does not indicate your voting preferences, the proxy holders will vote your shares for all nominees and in favor of the proposal to ratify the Company’s independent registered public accounting firm. If you do not return a proxy, your shares will not be voted.

Quorum and Vote for Approval

The Company’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock. At the close of business on March 8, 2023, the Company had 5,735,137 of common stock outstanding, without par value. The Company’s Articles of Incorporation also authorize the issuance of up to 5,000,000 shares of preferred stock. The Company has not issued preferred stock.

To hold the annual meeting, a “quorum” of shareholders must be present. Under Pennsylvania law and the by-laws of the Company, the presence, while attending the virtual meeting or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. The Company will not count broker non-votes in determining the presence of a quorum. A broker non-vote occurs when a broker nominee, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner. Those shareholders present, while attending the virtual meeting or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

Assuming the presence of a quorum, the three (3) nominees for Class B directors receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for a nominee. The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

Revocability of Proxy

Shareholders who submit valid proxies to the Company may revoke them at any time before they are voted by:

●	Delivering written notice of revocation to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512;

●	Delivering a properly executed proxy bearing a later date to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512;

●	Voting again via telephone or internet vote; or

●	Attending the virtual meeting and voting again.

You have the right to vote and, if desired, to revoke your proxy any time before the annual meeting. Should you have any questions, please call John T. Cognetti, Secretary, at (570) 342-8281.

Methods of Voting

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

On-line via the Internet. If you hold the Company’s common stock in your own name and not through a broker or other nominee, you can vote your shares of common stock electronically via the Internet at www.proxyvote.com. Internet voting is available 24 hours a day until 11:59 p.m. local time on May 1, 2023. Internet voting procedures are designed to authenticate shareholders by using the individual control numbers on your shareholder meeting notice or proxy card. If you vote via the Internet, you do not need to return your proxy card.

Telephone. If you hold the Company’s common stock in your own name and not through a broker or other nominee, you can vote your shares of common stock on a touch tone telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on May 1, 2023. Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your shareholder meeting notice or proxy card. If you vote by telephone, you do not need to return your proxy card.

Mail. To vote your proxy by mail, please obtain a copy of the Proxy Materials. If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Then, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

Virtual Meeting. Shareholders of record as of March 8, 2023, will be able to participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/FDBC2023. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

The Annual Meeting will begin promptly at 3:00 p.m. Eastern Daylight Time on Tuesday, May 2, 2023. Online check-in will begin at 2:55 p.m. Eastern Daylight Time.

If your shares are registered in the nominee name of a bank or brokerage firm, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If you hold shares through a bank or brokerage firm and wish to be able to vote while attending the virtual meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board of Directors has adopted and adheres to corporate governance practices which the Board of Directors and Management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of Nasdaq, and U.S. Securities and Exchange Commission (“SEC”) regulations, as well as best practices suggested by recognized governance authorities.

Board of Directors Leadership Structure

The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day operation and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the Board of Directors. The Board of Directors believes the separated roles of Chief Executive Officer and Chairman are in the best interest of shareholders because it promotes both strategic development and facilitates information flow between Management and the Board of Directors, both essential for effective governance.

The Company's Board of Directors oversees all business, property and affairs of the Company. The President and Chief Executive Officer and the Company’s officers keep the members of the Board of Directors informed of the Company’s business through discussions at Board of Directors’ meetings and by providing them with reports and other materials. The Directors of the Company also serve as the directors of the Company’s wholly owned bank subsidiary, The Fidelity Deposit and Discount Bank, upon election by the Company.

Currently, our Board of Directors has ten members. Under the Nasdaq listing standards for independence, Brian J. Cali, John T. Cognetti, Richard M. Hotchkiss, William J. Joyce, Sr., Michael J. McDonald, Kristin D. O’Donnell, Alan Silverman, HelenBeth G. Vilcek, and Paul C. Woelkers meet the Nasdaq standards for independence. This constitutes more than a majority of our Board of Directors. In determining the Director’s independence, the Board of Directors considered loan and certain business transactions between the Company and the Director, their immediate family members, and businesses with whom they are associated.

The table below includes a description of other categories or types of transactions, and relationships or arrangements considered by the Board of Directors, in addition to those listed above, in reaching their determination that the directors are independent under Nasdaq rules.

Name	Independent	Other Transactions, Relationships or Arrangements
Brian J. Cali	Yes	Loan closing representation
John T. Cognetti	Yes	None
Kristin D. O’Donnell	Yes	Facility services
Richard M. Hotchkiss	Yes	Residential and commercial inspections
William J. Joyce, Sr.	Yes	Ownership interest in branch lease
Michael J. McDonald	Yes	None
Daniel J. Santaniello	No	None
Alan Silverman	Yes	None
HelenBeth G. Vilcek	Yes	None
Paul C. Woelkers	Yes	None

In each case, the Board of Directors determined that none of the transactions above impaired the independence of these directors. For more information, please refer to “Certain Business Relationships and Transactions with Management.”

Risk Management

The Board of Directors role in the Company’s risk oversight process includes receiving regular reports from members of Management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, and reputational risks. The Board of Directors receives reports from various committees of the Board of Directors. The Chair of the respective committee reports on the discussion to the full Board of Directors during the committee report section of the Board of Directors’ meetings. This enables the Board of Directors and its committees to coordinate risk oversight, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses, with respect to audit and risk review, the adequacy and effectiveness of internal accounting controls, financial systems or financial statements, the accuracy of management reporting and compliance with laws, regulations and Company policy. The Board of Directors conducted a risk assessment of the Bank’s compensation program and concluded that the program is balanced, does not motivate imprudent risk taking, and is not reasonably likely to have a material adverse effect on the Company.

Meetings and Committees of the Board of Directors

During 2022, the Company’s Board of Directors maintained five standing committees. The Bank’s Board of Directors maintained twelve standing committees. The Board of Directors of the Company has a standing Executive Committee, Compensation Committee, Audit Committee, Governance Committee and Nominating Committee. The Board of Directors of the Bank has an Asset/Liability Committee, Audit and Compliance Committee, Governance Committee, Credit Administration Committee, Executive Committee, Human Resource Committee, Compensation Committee, Loan Application Committee, Trust/Investment Committee, Building Committee, and a Risk Management Committee.

Executive Committee. Members of the Company’s Executive Committee were Brian J. Cali, Chairman, Michael J. McDonald, and Kristin D. O’Donnell. All members of the Executive Committee meet the Nasdaq listing standards for independence. The principal duties of the Executive Committee are to act on behalf of the Board of Directors between meetings to act on loan approvals and to review and evaluate governance issues and strategic plans. The Executive Committee did not meet in 2022.

Compensation Committee. Members of the Company’s Compensation Committee were Brian J. Cali, Chairman, Michael J. McDonald, and Kristin D. O’Donnell. All members of the Compensation Committee meet the Nasdaq listing standards for independence. The primary purpose of the committee is to review and approve the annual base salaries and annual incentive for the Chief Executive Officer and other executive officers; incentive awards including both cash based and equity based awards; any employment arrangements; any change-in-control agreements; and any element of compensation and benefits. Secondarily, the committee reviews and makes recommendations to our Board of Directors regarding director compensation. Lastly, the committee reviews and makes recommendations to the Board of Directors with respect to new compensation programs. The committee’s charter is available on our website, www.bankatfidelity.com, under Investor Relations – Governance – Governance Documents. The Compensation Committee met two (2) times in 2022.

Audit Committee. Members of the Company’s Audit Committee were Michael J. McDonald, Chairman, William J. Joyce, Sr., Alan Silverman, and HelenBeth G. Vilcek. All members are independent under Nasdaq and SEC standards. The Board of Directors has determined that Alan Silverman is an “audit committee financial expert” as defined under applicable SEC and Nasdaq rules. The principal duties of the Audit Committee, as set forth in its charter, which is available on our website, www.bankatfidelity.com, under Investor Relations – Governance – Governance Documents, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities and recommending annually, to the Board of Directors, the engagement of an independent registered public accounting firm. The Audit Committee met five (5) times during 2022.

Governance Committee. Members of the Governance Committee were Paul C. Woelkers, Chairman, Brian J. Cali, John T. Cognetti, Michael J. McDonald, and HelenBeth G. Vilcek. All members of the Governance Committee meet the Nasdaq listing standards for independence. The primary purpose of this committee is to develop and recommend to the Directors a set of corporate governance guidelines, assist the Directors in the identification and evaluation of new Director member candidates, to oversee annual assessments for the performance of the Directors and its members and to play a leadership role in matters of corporate governance. In performing its principal duties, the Committee is entitled to rely in good faith upon the Company’s records and upon information, opinions, reports, or statements prepared or presented by any of the Company’s officers or employees, or by any other person as to matters reasonably believed to be within such other person’s professional or expert competence. The Committee also may rely in good faith upon actions taken by another committee as to matters within its designated authority. Among its specific responsibilities, the Committee shall: Develop and annually review a set of corporate governance guidelines for Board of Directors approval. Annually evaluate and make recommendations with respect to the size, composition and leadership of committees and consider periodic rotation of committee members. Periodically review the charters of all committees and recommend any revised committee charters to the Directors for approval. With Director input and approval, establish the process and criteria for selecting director “candidates”. Oversee the orientation of new directors and the continuing education of directors. Annually assess the independence of all members in accordance with the Company’s corporate governance guidelines and submit assessments to the Board of Directors for approval. Develop a process for Director evaluation for approval by the Board. In accordance with that process, conduct an annual performance evaluation of the Board and its members. Develop a process for evaluation of Board committees for approval by the Board. Conduct an annual performance evaluation of the Governance Committee. Our Corporate Governance Guidelines are available on our website www.bankatfidelity.com under Investor Relations – Governance – Governance Documents. The Governance Committee met six (6) times during 2022.

Nominating Committee. All Independent Directors participate in and perform the functions of a Nominating Committee. All members meet the Nasdaq listing standards for independence. Because of full director participation, the Board of Directors believes there is no need to have a separate standing committee to perform similar functions. The principal duties of a Nominating Committee include developing and recommending the criteria for selecting qualified director candidates, identifying individuals qualified to become Board of Directors members, evaluating and selecting or recommending director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Company and providing oversight in the evaluation of the Board of Directors and each committee. Because of the rare occurrence of shareholder recommendations, the Board of Directors has not developed a formal policy to consider potential director candidates recommended by shareholders but will give due consideration to any and all such candidates. If a shareholder wishes to recommend a potential director candidate, the shareholder should mail the information regarding the candidate as required by the Company’s by-law provision section 9.1 to the Secretary of the Company at the Company’s offices at Blakely and Drinker Streets, Dunmore, PA 18512.

Composition Table of the Company and Bank Committees

	AUDIT*	ALCO	BLDG	CREDIT ADM.	COMP*	EXEC*	GOVERN*	HUMAN RESCS.	LOAN	NOM*	RISK MGMT	TRUST/ INVEST
Brian J. Cali			X	X	X	X	X		X	X
John T. Cognetti			X				X	X	X	X		X
Richard M. Hotchkiss			X	X					X	X		X
William J. Joyce, Sr.	X		X	X				X	X	X		X
Michael J. McDonald	X				X	X	X		X	X	X
Kristin D. O’Donnell				X	X	X		X	X	X
Daniel J. Santaniello		X	X	X				X	X		X	X
Alan Silverman	X	X							X	X	X
HelenBeth G. Vilcek	X	X					X		X	X	X
Paul C. Woelkers		X					X	X	X	X	X
Meetings held in 2022	5	4	4	4	2	0	6	2	23	0	2	4

*Committee jointly serves both the Company and Bank.

The Board of Directors of the Company met 13 times during 2022. There was a total of 56 meetings of the various committees of the Board of Directors in 2022. All directors attended at least 90% or more of the meetings of the Board of Directors and of the various committees on which they served. The Board of Directors has no policy regarding annual meeting attendance. All directors attended the 2022 Annual Meeting of Shareholders. All directors anticipate attending the 2023 meeting.

Shareholder Communications

The Board of Directors has not adopted a formal process for shareholders to send communications to the Board of Directors. Due to the infrequency of shareholder communications, the Board of Directors does not believe that a formal process is necessary. Written communications received by the Company from shareholders are shared with the full Board of Directors no later than the next regularly scheduled Board of Directors meeting.

Nomination of Directors

In considering whether to recommend any candidate for inclusion as a nomination for director, including candidates recommended by shareholders, the Board of Directors has determined that the Board of Directors must have the right diversity. This includes the candidate’s integrity, business acumen, age, experience, education, commitment, diligence, conflicts of interest and the ability to act in the best interests of all shareholders. The Board of Directors seeks nominees with a broad diversity of experience, professions, skills, geographic representation, and backgrounds. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Under the Company’s by-laws, nominations for a director may be made by the Board of Directors or by a shareholder of record entitled to vote. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and materials required by the by-laws to the Company’s Secretary not less than 60 days prior to the date of any meeting of shareholders called for the election of directors. For our annual meeting in the year 2024 we must receive this notice on or before March 8, 2024. You can obtain a copy of the full text of the by-law provision by writing to John T. Cognetti, Secretary, Blakely and Drinker Streets, Dunmore, PA 18512. A copy of our by-laws has been filed with the Securities and Exchange Commission as an exhibit to the Company’s current report on Form 8-K, filed with the SEC on April 16, 2020.

Submission of Shareholder Proposals

Any shareholder who, in accordance with the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2024 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Fidelity D & D Bancorp, Inc. at its principal executive office, Blakely and Drinker Streets, Dunmore, PA 18512, not later than November 23, 2023.

A shareholder may have other business brought before the 2024 Annual Meeting by submitting the proposal to the Company’s Secretary, in accordance with our by-laws. The proposal must be delivered to our executive offices at Blakely and Drinker Streets, Dunmore, PA 18512, to the attention of the Company’s Secretary. We are not required to include any proposal received after November 23, 2023 in our proxy materials for the 2024 annual meeting.

In addition to satisfying the foregoing requirements under the Company’s by-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 3, 2024.

Anti-Hedging Policy

Our Board of Directors has not adopted a hedging policy with respect to transactions by our directors, officers and employees that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Employee Code of Ethics

Since 1993, the Bank has had a Code of Ethics. As required by law and regulation, the Board of Directors amended the Code of Ethics as of May 16, 2017, so that our Code of Ethics is applicable to all of the Company’s and the Bank’s directors, officers and employees, including the Chief Executive Officer and Chief Financial Officer.

The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the code of ethics. The Board of Directors periodically receives reports on our compliance program. The Code of Ethics is posted on our website at www.bankatfidelity.com, under Investor Relations – Governance – Governance Documents. We have also filed a copy of the Code of Ethics with the SEC as Exhibit 14 to our May 22, 2017 current report on Form 8-K.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Qualification and Nomination of Directors

The Company’s by-laws provide that the Board of Directors consist of at least three directors and be classified into three classes. Each class is elected for a term of three years. Accordingly, the terms of the classes expire at successive annual meetings. The Board of Directors may fix the number of directors and their respective classifications within the foregoing limits. A majority of the Board of Directors may also fill vacancies on the Board, and the person appointed to fill the vacancy serves, until the expiration of the term of office of the class of directors to which he or she was appointed.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO ELECT THE THREE NOMINEES LISTED BELOW AS CLASS B DIRECTORS OF THE COMPANY.

Currently, Class A consists of three directors, Class B consists of three directors, and Class C consists of four directors. Shareholders will elect three Class B directors at the annual meeting to serve for a three-year term that expires at the Company’s annual meeting in the year 2026.

The proxy holders will vote the proxies for the election of each of the nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her death, resignation, or retirement.

The Board of Directors nominated William J. Joyce, Sr., Kristin D. O’Donnell, and Alan Silverman to serve as Class B directors until the 2026 annual meeting of shareholders. Ms. O’Donnell and Messrs. Joyce and Silverman are presently members of the Board of Directors and have consented to serve another term, if elected. If any of the nominees is unable to serve for any reason, a majority of the Board of Directors then in office may fill the vacancy until the expiration of the term of the class of directors to which he or she was appointed.

The Board of Directors is proposing the following nominees for election as Class B Directors at the annual meeting:

William J. Joyce, Sr.	Kristin D. O’Donnell	Alan Silverman

The Board of Directors recommends a vote FOR the election of the above-named nominees for directors.

BOARD OF DIRECTORS AND MANAGEMENT

Information as to Directors and Nominees

The following biographies contain selected information with respect to the directors of the Company. The information includes each person’s age as of March 8, 2023, and principal occupation for at least the past five years.

Current Class A Directors (to serve until 2024)

John T. Cognetti

Mr. Cognetti, age 73, has been a Director of the Company since 1999. He has served as a member of the Bank’s Board of Directors since 1988. Mr. Cognetti is the former President of Hinerfeld Commercial Real Estate, based in Scranton, Pennsylvania. With his background, education and forty-six years’ experience in real estate brokerage, he provides insight on issues, trends and values of the regional and national commercial real estate markets. He also provides guidance to the Board on Bank owned real estate issues. Having hired and managed sales professionals in his business, Mr. Cognetti shares his insight on personnel, marketing, and management issues.

Michael J. McDonald, Esquire

Mr. McDonald, age 68, has been a Director of the Company since 1999, and he has served as a member of the Bank’s Board of Directors since 1994. A founding partner in the law firm of McDonald and MacGregor, LLC in Scranton, Pennsylvania. Mr. McDonald’s education and legal experience provide valuable insight for the Company and Bank.

HelenBeth G. Vilcek

Ms. Vilcek, age 65, has been a Director of the Company and member of the Bank’s Board of Directors since 2020. Ms. Vilcek is the owner of Garofalo Real Estate, a property management company located in Easton, Pennsylvania. Ms. Vilcek serves on the board and chairs the audit committee at the Bank of Bird-in-Hand in Bird-in-Hand, Pennsylvania. She was an original investor with the former Premier Bank, Doylestown, Pennsylvania. Ms. Vilcek is active in the community and is a Past Grand Matron of the Order of Eastern Star for the state of Pennsylvania. Ms. Vilcek’s experience and community involvement provides valuable insight for the Company and Bank.

Current Class B Directors (to serve until 2023) and Nominees (to serve until 2026, if re-elected)

William J. Joyce, Sr.

Mr. Joyce, age 64, has been a Director of the Company and member of the Bank’s Board of Directors since 2020. Mr. Joyce is the former Principal of Joyce Insurance Group located in Pittston, Pennsylvania. Mr. Joyce has expertise in risk assessment and management, financial statement preparation, review, and analysis. Mr. Joyce holds an associate degree of Hotel and Restaurant Management from the Culinary Institute of America and has a Property & Casualty Insurance License in the Commonwealth of Pennsylvania. Mr. Joyce’s education, experience and community involvement provides valuable insight for the Company and Bank.

Kristin D. O’Donnell

Mrs. O’Donnell, age 53, has been a Director of the Company and a member of the Bank’s Board of Directors since 2012. Mrs. O’Donnell’s experience includes over eighteen years as a vice president of sales and marketing for Dempsey Uniform & Linen Supply, Inc., in Jessup, Pennsylvania, driving the responsible and successful growth of the company. As an owner and member of the company’s Board of Directors, she has also participated in risk assessment, financial statement preparation, review and analysis, and acquisitions. Mrs. O’Donnell has an undergraduate degree in Engineering and an M.B.A. Mrs. O’Donnell’s education and experience provides valuable insight for the Company and Bank.

Alan Silverman

Mr. Silverman, age 65, has been a Director of the Company and member of the Bank’s Board of Directors since 2020. Mr. Silverman, is a Certified Public Accountant for over thirty years, operates his own firm specializing in meeting the needs of the healthcare industry. He is one of the founders and CEO of PrimeMed P.C. Mr. Silverman has acted as President of not-for-profit nursing home corporations, serving the Medicaid community, and is a past President of Glen Oak Country Club. Mr. Silverman’s background provides valuable financial knowledge for the Company and Bank.

Current Class C Directors (to serve until 2025)

Brian J. Cali, Esquire

Mr. Cali, age 70, has been a Director of the Company and a member of the Bank's Board of Directors since February of 2001. He is the managing owner of Brian J. Cali and Associates a Pennsylvania law firm located in Dunmore, Pennsylvania. He has been a practicing attorney for over 40 years. Mr. Cali is also the owner of several businesses located in Northeastern Pennsylvania. Attorney Cali's law practice and the experience he has in the operation and management of several businesses provides a wealth of knowledge as a Director and as Chairman.

Richard M. Hotchkiss

Mr. Hotchkiss, age 79, has been a Director of the Company and a member of the Bank’s Board of Directors since 2020. Mr. Hotchkiss, a veteran, has been the owner of several businesses including a family lumber business, convenience store, gas station and freight hauling company. Upon retiring he became a PA Certified UCC building inspector. Mr. Hotchkiss served at the former MNB Corporation as the Chairman of the Building Committee and Chairman of the Board of Directors. Mr. Hotchkiss’s leadership experience in business operations provides valuable knowledge for the Company and Bank.

Daniel J. Santaniello

Mr. Santaniello, age 57, has been a Director of the Company and a member of the Bank’s Board of Directors since March 2011. Mr. Santaniello has served as President and Chief Executive Officer of the Corporation and Bank since December 2010. Mr. Santaniello had previously served as Vice President and Chief Operating Officer of the Company since May 2004. Mr. Santaniello has a broad knowledge of banking from his many years in the industry.

Paul C. Woelkers

Mr. Woelkers, age 63, has been a Director of the Company and a member of the Bank’s Board of Directors since July 2021. Mr. Woelkers founded Lackawanna Mobile X-Ray spending his career growing the company throughout seven states in the Mid-Atlantic region and beyond. In 2010, he sold the company and is now President of Lackawanna Mobile X-Ray, acquiring 170 former clients back into his service fold. Mr. Woelkers served as a member of the Board of Directors of the former Landmark Bancorp Inc. Mr. Woelkers’ leadership experience in business provides valuable knowledge for the Company and Bank.

Listed below is a board diversity matrix chart pursuant to the Nasdaq Board Diversity Rules as of February 1, 2023.

Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latino	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Listed below is a board diversity matrix chart pursuant to the Nasdaq Board Diversity Rules as of February 1, 2022.

Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	9	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latino	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	9	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Executive Officers of the Company and Bank

Daniel J. Santaniello, age 57, has served as President and Chief Executive Officer of the Company and Bank since December 2010. Mr. Santaniello had previously served as Vice President and Chief Operating Officer of the Company since May 2004. Mr. Santaniello has been employed by the Bank since July 2001.

Salvatore R. DeFrancesco, Jr., CPA, CGMA, age 53, has served as Treasurer and Chief Financial Officer of the Company since January 2003. Mr. DeFrancesco has been employed by the Bank since January 2003 and serves as Executive Vice President and Chief Financial Officer.

Eugene J. Walsh, age 58, re-joined the Bank on March 17, 2014, as Executive Vice President and Chief Risk and Credit Officer. In May 2016, Mr. Walsh was named Vice President and Chief Operating Officer of the Company and Executive Vice President and Chief Operating Officer of the Bank. Mr. Walsh was previously Executive Vice President and Senior Loan Officer of the Bank from 2001 to 2005. During the interim period, Mr. Walsh served as Vice President, Government Banking & Corporate Lending at M&T Bank in Wilkes-Barre, Pennsylvania, and Chief Financial Officer of Intific, Inc. in Peckville, Pennsylvania.

Michael J. Pacyna, age 57, joined the Bank on April 14, 2015, as Executive Vice President and Chief Business Development Officer. In 2021, Mr. Pacyna was named Chief Lending Officer. Mr. Pacyna was previously employed by PNC Bank for 26 ½ years as SVP Commercial and Corporate Manager based in Scranton, PA.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of directors who meet the Nasdaq standards for independence. The Audit Committee operates under a written charter adopted in 2004 by the Board of Directors, which was reviewed and approved in February 2023, and is available through our website, www.bankatfidelity.com, under Investor Relations - Governance - Governance Documents.

The Audit Committee met with Management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accountants and with appropriate Company financial personnel and internal auditors. The Audit Committee also discussed with the Company’s Management and independent registered public accountants the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee met privately at its regular meeting with both the independent registered public accountants and the internal auditors, as well as with the Chief Financial Officer and the Chief Executive Officer on a number of occasions, each of whom has unrestricted access to the Audit Committee.

The Trust and Compliance Management Operational audits have been outsourced to independent auditors, S.R. Snodgrass, P.C. (“Snodgrass”). The main responsibility of the firm was to complete the internal audits necessary to meet the monitoring component of the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Other responsibilities included identifying, re-testing and reporting all significant findings to the Audit Committee.

The Audit Committee outsourced the regulatory compliance audit function to the independent firm Snodgrass. Snodgrass specializes in providing regulatory compliance services to the financial services industry. The main responsibility of the firm is to provide comprehensive regulatory compliance audits to identify compliance exceptions and report all significant exceptions to the Audit Committee.

Finally, the Audit Committee outsourced the Information Technology audit, including an audit of the FFIEC Maturity level and Cybersecurity, to NETBank Audit of Alexandria, Va., which specializes in providing information technology services to the financial services industry.

The commitment of the Audit Committee, internal audit and management, resulted in the completion of the scheduled internal audits. Management, in response to findings, has taken corrective action and internal audit re-testing was performed as required. The combined efforts were successful in meeting the internal control components of risk assessment and monitoring required by year end. The internal audit outsource arrangement, audit schedule and the commitment to maintain an effective system of internal controls, required under regulation, caused the Audit Committee to meet five (5) times in 2022.

The Audit Committee selected RSM US LLP as the independent registered public accounting firm for the Company in 2016 after reviewing the firm’s performance and independence from Management.

Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

RSM US LLP audited the annual consolidated financial statements prepared by Management, expressed an opinion as to whether those consolidated financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discussed with the Audit Committee any issues they believed should have been raised with the Audit Committee.

The Audit Committee reviewed with Management and RSM US LLP, the Company’s audited consolidated financial statements and met separately with both Management and RSM US LLP, to discuss and review those consolidated financial statements and reports prior to issuance. Management has represented, and RSM US LLP has confirmed, to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also has discussed with RSM US LLP the matters required to be discussed by Statement of Auditing Standards No. 1301, Communications with Audit Committees, as currently in effect.

The Audit Committee received from RSM US LLP, the written disclosure and the letter required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee first discussed with RSM US LLP, the items related to the firm’s independence from the Company. The Audit Committee also discussed with RSM US LLP, matters required to be discussed by PCAOB Auditing Standards No. 16, Communication with Audit Committee. As such, the Audit Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by RSM US LLP, and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the Securities and Exchange Commission. The Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of RSM US LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

Members of the Audit Committee

Michael J. McDonald, Chairman

William J. Joyce, Sr.

Alan Silverman
HelenBeth G. Vilcek

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK BY PRINCIPAL SHAREHOLDERS, DIRECTORS, AND EXECUTIVE OFFICERS

The following table shows, to the best of our knowledge, the names and address of each person or entity who owned more than 5% of the Company’s outstanding common stock, either on the Company’s records or indirectly as a “beneficial” owner, as of February 28, 2023:

Name and Address	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)	Percentage of Company’s Common Stock Beneficially Owned
Brian J. Cali 103 East Drinker Street Dunmore, PA 18512	379,764 (2)	6.61%

See footnote references (1) & (2) listed at table below.

The following table provides information, as of February 28, 2023, with respect to the following beneficial owners of the Company’s common stock:

·	Each Director of the Company
·	Each Named Executive Officer
·	All Executive Officers and Directors as a group

We determined beneficial ownership by applying the General Rules and Regulations of the SEC, which state that a person may be credited with the ownership of common stock:

·	Owned by or for the person’s spouse, minor children or any other immediate family member sharing the person’s home;
·	Of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and
·	Of which the person has investment power, which includes the power to dispose of or direct the disposition of the stock.

Also, a person who has the right to acquire shares within 60 days after February 28, 2023, will be considered to own the shares. As of February 28, 2023, the number of shares of common stock outstanding was approximately 5,735,137. The calculation of percentages is based upon this number, plus the exercisable number of stock-settled stock appreciation rights (SSARs) for that individual or for the group which has a total of 14,151 shares of common stock subject to exercisable SSARs for a total of 5,749,288 shares.

Name of Individual and Position with Company	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)	Percentage of Company’s Common Stock Beneficially Owned

Brian J. Cali Chairman of the Board, Director	379,764(2)	6.61%

Michael J. McDonald Vice Chairman, Director	198,834(3)	3.46%

HelenBeth G. Vilcek Director	141,972(4)	2.47%

	Name of Individual and Position with Company	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)	Percentage of Company’s Common Stock Beneficially Owned

	Kristin D. O'Donnell Director and Nominee	76,549(5)	1.33%

	Paul C. Woelkers Director	74,224(6)	1.29%

	Daniel J. Santaniello President & Chief Executive Officer, Director	55,316(7)	*

	Salvatore R. DeFrancesco, Jr. Treasurer & Chief Financial Officer	34,008(8)	*

	John T. Cognetti Director	26,183(9)	*

	Richard M. Hotchkiss Director	24,050(10)	*

	Alan Silverman Director and Nominee	19,242(11)	*

	Eugene J. Walsh Vice President & Chief Operating Officer	14,593(12)	*

	William J. Joyce, Sr. Director and Nominee	13,286(13)	*

	Michael J. Pacyna Executive Vice President & Chief Lending Officer of the Bank	9,149(14)	*

	All Officers and Directors as a Group (10 Directors, 4 officers, 13 persons in total)	1,067,170	18.56%

* Represents beneficial ownership of less than 1% of the Company's common stock.

(1)	Information furnished by the directors, named executive officers and the Company.
(2)

Figure includes 192,643 shares held solely by Mr. Cali, 83,285 shares held for Mr. Cali in a self-employed retirement trust, 25,085 shares held jointly by Mr. Cali and his children, 1,666 shares held by Mr. Cali’s children, 73,468 shares held in Samuel C. Cali, GST Exempt Residuary Trust and 3,617 shares of unvested stock.

(3)

Figure includes 123,295 shares held solely by Mr. McDonald, 28,737 shares held by Mr. McDonald’s spouse, 2,750 shares held jointly by Mr. McDonald’s spouse and children, 2,267 shares held by Mr. McDonald’s children, 3,617 shares of unvested stock and 38,168 shares held by Mr. McDonald's sister that he has the ability to vote through a power of attorney.

(4)	Figure includes 48,192 shares held solely by Ms. Vilcek, 90,163 shares held by Ms. Vilcek as executrix of estate and, 3,617 shares of unvested stock.
(5)	Figure includes 35,964 shares held solely by Mrs. O’Donnell, 31,343 shares held by Mrs. O’Donnell’s spouse, 5,625 shares held by Mrs. O’Donnell’s spouse and children and 3,617 shares of unvested stock.

(6)	Figure includes 23,237 shares held solely by Mr. Woelkers, 47,787 shares held jointly by Mr. Woelkers and his spouse and 3,200 shares of unvested stock.
(7)

Figure includes 17,744 shares held solely by Mr. Santaniello, 13,828 shares held jointly by Mr. Santaniello and his spouse, 9,131 shares held jointly by Mr. Santaniello and his son, 8,449 shares of unvested stock and approximately 6,165 shares from 22,708 exercisable SSARs.

(8)

Figure includes 8,016 shares held solely by Mr. DeFrancesco, 17,467 shares held jointly by Mr. DeFrancesco and his spouse, 4,369 shares of unvested stock and approximately 4,157 shares from 13,685 exercisable SSARs.

(9)	Figure includes 18,241 shares held solely by Mr. Cognetti, 4,325 shares held by Mr. Cognetti’s spouse and 3,617 shares of unvested stock.
(10)	Figure includes 4,918 shares held solely by Mr. Hotchkiss, 15,515 shares held jointly by Mr. Hotchkiss and his spouse and 3,617 shares of unvested stock.
(11)	Figure includes 3,549 shares held solely by Mr. Silverman, 12,076 shares held jointly by Mr. Silverman and his spouse and 3,617 shares of unvested stock.
(12)	Figure includes 8,096 shares held solely by Mr. Walsh, 4,242 shares of unvested stock and approximately 2,255 shares from 9,918 exercisable SSARs.
(13)	Figure includes 3,688 shares held solely by Mr. Joyce, 5,980 shares held jointly by Mr. Joyce and his spouse and 3,617 shares of unvested stock.
(14)

Figure includes 3,531 shares held solely by Mr. Pacyna, 772 shares held jointly by Mr. Pacyna and his spouse, 3,272 shares of unvested stock and approximately 1,574 shares from 8,297 exercisable SSARs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all filed Section 16(a) forms. The Board of Directors knows of no persons who own greater than 10% of the Company’s outstanding common stock.

DELINQUENT SECTION 16(a) REPORTS

Based solely on a review of the reports filed for fiscal year 2022 and related written representations, we believe all Section 16(a) reports were filed on a timely basis, except for a late report due to a bank holiday administrative delay for a dividend reinvestment purchase made through a brokerage account by Brian J. Cali and a late report for a purchase of common stock by Michael J. McDonald. Other than those filings, we are not aware of any of our directors or executive officers failing to comply with the filing requirements of Section 16(a) during 2022.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

Except as described below, the Company has not entered into and does not intend to enter into any material transactions with any director or executive officer of the Company and/or the Bank or their immediate family members or associated companies.

Some of our directors, officers, their immediate family members and the companies with which they are associated had banking transactions with the Bank in the ordinary course of business during 2022, and the Bank expects to continue such banking transactions in the future.

Total loans outstanding from the Bank on December 31, 2022, to the Company’s/Bank’s officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 5% or more, amounted to $10,643,979, or approximately 5% of the total Shareholders’ equity of the Bank. The Bank made these loans in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, not associated with the Bank, and they did not involve more than the normal risk of collection or present other unfavorable features.

The largest total amount of indebtedness outstanding during 2022 to the above described group was approximately $12,767,241. The aggregate amount of indebtedness outstanding as of the latest practicable date, February 28, 2023, to the above group was approximately $12,288,256.

Written policies and procedures for approving loans to related parties are comparable to those applied to non-related parties. In deciding whether to approve other types of related person transactions the following factors may be considered:

•	Information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•	The nature of the transactions and the costs to be incurred by the Company or payments to the Company;

•	An analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties; and

•	The business advantage the Company would gain by engaging in the transaction.

To receive approval, the related person transaction must be on terms that are fair and reasonable to the Company, and that are as favorable to the Company as would be available from non-related entities in comparable transactions.

Other than loans, there have been no material transactions between the Company or the Bank, or any material transactions proposed, with any director or executive officer of the Company or the Bank, or any associate of these persons. The Bank does, from time-to-time, enter non-material transactions with related parties.

During 2022, the Bank paid, in its ordinary course of business, ETA Inc., for loan closing representation services, of which Brian J. Cali is owner. The Bank also paid fees for architectural services performed by DX Dempsey, of which Michele Dempsey, sister of Kristin D. O’Donnell, is owner. Further, in 2022 the Bank paid Dempsey Uniform & Linen Supply, Inc., of which Kristin D. O’Donnell is a vice president, for laundry and uniform services; Richard M. Hotchkiss for real estate inspection services, Kennedy Water JJWR Inc, of which William J. Joyce, Sr. is a part owner, along with his brothers Joseph and John Joyce for a property the Bank leases, and to Joseph J. Joyce Associate, of which William J. Joyce, Sr. was part owner along with his brothers Joseph and John Joyce for payment of insurance premiums. All products and services were sold or provided according to the customary price or fee schedule of the seller or service provider.

EXECUTIVE COMPENSATION

The following discusses the compensation awarded to named executive officers. Named executive officers include the principal executive officer, the principal financial officer and the Company's two most highly compensated executive officers (earning over $100,000) other than the principal executive officer and the principal financial officer who were serving as executive officers at the end of the last completed fiscal year. The named executive officers for the year 2022 are Daniel J. Santaniello, President and Chief Executive Officer; Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer; Eugene J. Walsh, Vice President and Chief Operating Officer; and Michael J. Pacyna, Executive Vice President and Chief Lending Officer of the Bank.

Objectives of Compensation Programs

The Company's compensation philosophy is to reward management for exceptional performance with compensation-based tools, allowing for recruitment and retention of executives and encouragement for executives to work toward enhancing shareholder value in an easily understood and calculable manner. The Compensation Committee's intention is to provide a comprehensive plan to reward for consistent performance while avoiding outcomes that yield short term results that are risky, unsustainable, and beyond the sight of anticipated long-term goals. The philosophy fosters accountability by coupling base compensation with other forms of compensation, including specific goal-oriented plans.

The Committee had determined that executive compensation should consist of:

o Base Pay	o Incentive Plan
o Broad Based Benefits	o Retirement Plan
o Profit Sharing Contributions	o Equity Based Compensation
o Employee Stock Ownership Plan	o Perquisites

Base Pay

Base pay is a fixed amount of money paid to the executive and is the core of the Company's executive compensation, allowing a predictable level of income. It is paid in exchange for sustained performance of duties and responsibilities and is mainly determined by the position held, experience within the position, performance, longevity and benchmarking resources. There is no specific formula or weight used in determining the base pay, but each factor is reviewed separately in developing the amount. Gaining guidance from similar positions within the marketplace, input from compensation consultants, and reviews of peer banks of comparable asset size within the state assist in the determination. The Committee uses its business judgment and input from the Chief Executive Officer in determining the amount of increase in base pay to award the other named executive officers.

Incentive Plan

The Committee annually approves incentive plans for various areas of the Company, including an Annual Incentive Plan (AIP) covering the named executive officers. The incentive plans, as a part of overall compensation plans, provide an opportunity for reward for meeting and exceeding established performance goals as well as recognition of individual achievements. Its purpose is to motivate, reward and reinforce performance and achievement of the executive's team and individual goals in support of strategic objectives for growth and profitability. Linked to bank and individual performance factors, the plan provides a form of variable cash compensation. Factors and weighting, which are reviewed annually and may be updated from year to year, are determined at the beginning of each plan year. Actual performance is compared to the goals set and awards are determined based on meeting and exceeding the annual performance objectives. The plan focuses on achievement of the goals in support of the strategic objectives of the Company and the best interest of the shareholders. For the year 2022, the plan focused on goals of earnings per share, asset growth, average Key Performance Indicator score and a board discretion component calculated against threshold, target and maximum performance measures.

Broad Based Benefits

The Company offers competitive and comprehensive benefit plans to all qualifying employees, including the named executives. The benefit plans offer additional incentive to recruit and retain employees. The plans, including health insurances, short and long-term disability programs and term life insurance, help to protect the Company's employees from the financial consequences of being uninsured. Each executive is eligible to participate in these plans to the same extent as all other employees of the Company.

Retirement Plan

Consistent with the Company's Compensation Philosophy, the Company provides a 401(k) plan for all full-time employees and for part-time employees working over a certain threshold of hours, subject to certain eligibility requirements regarding age and length of employment. The Company provides up to a 6% match of employee contributions which incents employees to save for retirement. Contributions by the executives and subsequent bank matches are subject to the normal discrimination testing for 401(k) plans and are limited by those rules.

Profit Sharing Contribution

The 401(k) plan maintains a discretionary profit-sharing option with eligibility rules mirroring the 401(k) plus the requirement of being an active employee as of the plan's year end. Participation is inclusive of executives under the same terms. The Company may make a discretionary annual award to all eligible employees based on the Company's profitability. The Company believes that this plan encourages longevity with the Company and encourages the employees to assist in keeping the Company profitable. No profit-sharing contributions were made to employees in 2022.

Equity Based Compensation

Equity based compensation provides an incentive to attract, retain and reward persons performing services for the Company through providing the means by which eligible executives may be given the opportunity to benefit from increases in value of the common stock through the granting of awards. In accordance with the Compensation Philosophy of the Bank, the Compensation Committee believes that incenting through equity-based compensation plans will advance the interests of the Company and its shareholders by motivating executives to contribute to the growth and profitability of the Company.

In 2022, the Company approved the 2022 Omnibus Stock Incentive Plan to replace the 2012 Omnibus Stock Incentive Plan that is designed to provide stock-based compensation grants which can consist of stock options (qualified and non-qualified), SSARs, stock awards and restricted stock, stock units and restricted stock units, performance awards and directors' fees. The vesting period encourages management continuity and aligns the interests of the participants with those of the shareholders. In 2022, the Long-Term Incentive Plan (LTIP) set parameters for a one-year period. The awards in the LTIP are calculated following the end of the Company's 2022 fiscal year and are based on peer metrics of return on equity (ROE) performance, EPS net income, asset growth, Key Performance Indicator score and a board discretion component. Restricted Stock awards with a three-year vesting period were granted to named executives in February 2023 for the year 2022.

Clawback

The plan contains a clawback provision wherein awards will be recalculated if the relevant performance factor upon which they are based is restated or otherwise adjusted within the thirty-six (36) month period following the public release of the financial information. Any material overpayments or adjustments required by law will be owed back to the Company. In the event the Corporation or Bank is required to prepare an account restatement because of the awardee's misconduct or fraudulent activity, then the awardee shall return and refund to the Bank the entire award that was received based upon the erroneous data.

Employee Stock Purchase Plan

An Employee Stock Purchase Plan is offered to all employees, including executives. The plan's purpose is to provide eligible employees the opportunity to acquire or increase their ownership interest in the company through the purchase of a limited number of shares of Company stock at a discounted price. This program assists in aligning the interests of the employees with those of the shareholders and it provides further incentive to employees to enhance the financial results of the Company. The Employee Stock Purchase Plan is an optional program with entry available at the beginning of each year.

Supplemental Executive Retirement Plan

The Bank has entered into a supplemental executive retirement plan ("SERP") with Messrs. Santaniello, DeFrancesco, Walsh and Pacyna. The intent of entering into the SERPs was to recognize the valuable services each executive has performed for the Bank, to encourage the executive's continued employment, and to provide the executive with additional incentive to achieve corporate objectives by providing additional retirement benefits. The triggering events are normal retirement age, disability, change in control and early termination as long as the early termination occurs after the first day of the fourth plan year. The triggering events are designed to further the plan's intent to encourage continued employment. The Committee determined it was in the best interest of the Bank to structure the SERPs as defined contribution plans and not to provide for specific guaranteed amounts upon retirement to shift a portion of the risks associated with SERPs to the executive. The SERPs also contain a forfeiture provision should the executive violate certain noncompetition agreements to which the executive is a party.

Split Dollar Life Insurance

The Bank has entered into split dollar life insurance agreements ("Split Dollar Agreement") with Messrs. Santaniello, DeFrancesco, Walsh and Pacyna. The intent of entering into the Split Dollar Agreement was to recognize the valuable services each executive has performed for the Bank, to encourage the executive's continued employment, and to provide the executive with additional incentive to achieve corporate objectives by providing additional life insurance benefits. The Split Dollar Agreement will vest upon the earlier of disability, change in control, normal retirement age or a date chosen by the Board. Upon death while still employed by the Bank, the executive's beneficiary will receive the lesser of three (3) times the executive's base salary or the net death proceeds as defined in the policy. Upon the death of Messrs. Santaniello, DeFrancesco, Walsh or Pacyna, following vesting and termination of employment, the executive will be entitled to the lesser of two (2) times his highest base salary or the net death proceeds. If death occurs prior to vesting, the Bank will receive all death proceeds.

Perquisites

Consistent with the Company's Compensation Philosophy, select executives may receive perquisites for purposes of providing opportunities to cultivate business. Perquisites are considered an important part of the executive compensation mix and include business use of automobiles and/or memberships to country clubs and social clubs. Use of a Company automobile is essential to conduct bank business in locations away from the office and developing relationships through outside activities via use of club memberships provides opportunity to market new and current clients. Any expense that is personal in nature is expected to be reimbursed to the Company by the executives.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions with respect to executive officers. The Chief Executive Officer provides input to the Compensation Committee based on daily oversight of the other named executives and presents compensation recommendations. The Compensation Committee evaluates the recommendations derived from executive performance and other factors and incorporates its interactions with executive officers in their respective positions in determining the level of compensation appropriate for the named executives. The Chief Executive Officer is excluded from discussion when his performance and compensation are discussed, and no other executive officer is present when discussions regarding compensation occur.

Role of Executive Compensation Philosophy in Determining Executive Compensation

The Company has adopted a Compensation Philosophy designed to assist in attracting, retaining and motivating key talent. It was developed to maintain a competitive and pay-for-performance-focused executive compensation plan. The plan does not provide specific compensation recommendations for the named officers but provides the guidance in developing and implementing compensation strategies for the executives.

Benchmarking

In determining the appropriate levels of executive compensation, the Compensation Committee reviews levels of compensation from a variety of standard sources. Through these resources, the Compensation Committee educates itself on the current trends in compensation. Resources include Blanchard Consulting Group's study of executive compensation, reviews of public information containing compensation levels of similar peer banks, general compensation surveys and comparisons of executive compensation levels within the marketplace and regionally. No specific weight is given to any of the resources. With banking being a highly regulated industry, adherence with regulatory guidelines is given the utmost consideration.

Changes in 2022 Executive Officer Compensation

The Summary Compensation Table outlines actual compensation of the executive officers. The changes in base pay for named executive officers were based upon their performance and achievement of goals, their longevity with the Bank, their respective positions and data obtained from recent surveys as reviewed by the Compensation Committee. The Company also provides employment agreements to the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the Chief Lending Officer. The Compensation Committee believes that it is appropriate to provide employment agreements to these executive officers in order to protect the Company through the non-competition provisions contained in the agreements.

Triggering Events in Contracts

The Company is currently a party to employment agreements with Messrs. Santaniello, DeFrancesco, Walsh and Pacyna. Employment agreements are standard in the financial services industry and are used to protect the Company's client base through non-competition provisions. The agreements are also used to balance the financial goals of the executive with the needs of the Bank. The triggering events that provide payment which are prevalent in the financial services industry include:

●	Change in control
●	Termination for good reason
●	Disability
●	Termination without cause
●	Death
●	Termination by the employee without good reason
●	Non-renewal of employment agreement

The triggering events for payment incent executives to maintain expected performance levels for continued employment.

The Company is also a party to SERP agreements with Messrs. Santaniello, DeFrancesco, Walsh and Pacyna. The triggering events for the SERPs are normal retirement, disability, change in control, death, and early termination. The SERPs are intended to encourage the executives to continue in the employment of the Bank and therefore benefit amounts for a termination prior to normal retirement will be less than benefit amounts for a termination after normal retirement.

Hedging and Pledging

Employees who own shares outright are permitted to hedge or pledge shares, subject to the Company's Insider Trading Policy Statement that restricts certain transactions prior to the release of certain nonpublic information.

Ownership Guidelines

Effective with the LTIP award granted in February 2021 and continuing in 2022 and 2023, the Company instituted a holding requirement for its named executive officers to own a certain number of shares of Company stock based on a percentage of annual salary; it continues to encourage ownership of Company stock through its Employee Stock Purchase Plan and awards restricted stock and stock appreciation rights through the LTIP when plan goals are met.

PAY VS. PERFORMANCE

The following discusses the relationship of compensation actually paid to named executive officers and the financial performance of the Company. Compensation is compared to performance metrics of the cumulative Total Shareholder Return and Net Income to provide shareholders with a more transparent, readily comparable, and understandable disclosure of executive compensation and to assess executive compensation actually paid relative to financial performance.

Year	Summary Compensation Table Total for PEO(1) $	Compensation Actually Paid to PEO(1) $	Average Summary Compensation Table Total for Non-PEO NEOs(2) $	Average Compensation Actually Paid to Non-PEO NEOs(3) $	Value of Initial Fixed $100 Investment Based On Total Shareholder Return(4) %	Net Income(5) $
2022	979,155	929,236	510,148	494,464	-22.68%	30,021,579
2021	927,380	862,538	482,391	463,699	-6.23%	24,007,739
(1)	Daniel J. Santaniello was the Company's Principal Executive Officer (PEO) for each of the 2021 and 2022 fiscal years.
(2)	Salvatore R. DeFrancesco, Jr., Eugene J. Walsh and Michael J. Pacyna were the Company's Non-PEO Named Executive Officers (NEOs) for each of the 2021 and 2022 fiscal years.
(3)	The amounts disclosed reflect the following adjustments to the amounts reported in the Summary Compensation Table.

	2022		2021
	PEO $	Non-PEO NEO's $	PEO $	Non-PEO NEO's $
Less Change in Pension Value & NQ Deferred Compensation Earnings	-	-	(11,994)	(4,807)
Less Stock Award	(155,505)	(71,310)	(155,980)	(68,477)
Increase for Fair Value of Awards Granted during Year that Remain Unvested as of Year End	147,501	64,755	128,266	67,535
Change in Fair Value from Prior to Current Year End of Awards Granted Prior to the Year that were Outstanding & Unvested as of Year End	(49,349)	(13,275)	(12,114)	(6,659)
Change in Fair Value from Prior Year End to Vesting Date of Awards Granted Prior to Year that Vested during Year	(2,408)	(1,308)	(17,897)	(9,220)
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award(6)	9,842	5,454	4,877	2,936
Total Adjustments	(49,919)	(15,684)	(64,842)	(18,692)

(4)	Computed based on a hypothetical investment of $100 in common stock on January 1, 2021, with dividends paid reinvested.
(5)	As reported on Company’s Consolidated Statements of Income for the applicable fiscal reporting year, as provided under Part II Item 8 of the Company’s Annual Report on Form 10-K.
(6)	Dividends earned on the restricted stock are forfeitable until the vesting date of the underlying restricted stock.

Relationship Between Compensation Actually Paid and Performance Measures

Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company's Cumulative Total Shareholder Return (TSR). From 2021 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs increased by 7.73% and 6.63%, respectively, compared to a 181.70% decrease in our TSR over the same time period.

Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company's Net Income. From 2021 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs increased by 7.73% and 6.63%, respectively, compared to a 25.05% increase in our Net Income over the same time period.

Summary Compensation Table

The following table provides the annual and equity-based compensation for services rendered in all capacities to the Company and the Bank for the fiscal year ended December 31, 2022, for those persons who were:

The current President and Chief Executive Officer, the Chief Financial Officer, and the other two most highly compensated executive officers of the Company or Bank to the extent such person’s total exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus(5) ($)	Stock Awards(6) ($)	Option Awards(6) ($)	Nonqualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
Daniel J. Santaniello, President and Chief Executive Officer of the Company and the Bank	2022 2021	423,846 374,423	225,000 200,000	155,507 155,980	- -	- 11,994	174,802(1) 184,983(1)	979,155 927,380
Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank	2022 2021	269,460 242,689	112,000 105,000	79,780 75,024	- -	- 6,430	112,060(2) 111,016(2)	573,300 540,159
Eugene J. Walsh, Vice President and Chief Operating Officer of the Company; Executive Vice President and Chief Operating Officer of the Bank	2022 2021	260,375 236,346	108,000 100,200	75,035 73,479	- -	- 5,576	90,352(3) 88,990(3)	533,762 504,591
Michael J. Pacyna, Jr., Executive Vice President and Chief Lending Officer of the Bank	2022 2021	217,308 200,846	69,435 65,764	59,118 56,929	- -	- 2,414	77,522(4) 76,471(4)	423,383 402,424
(1)

Figure represents the personal use value of a company automobile of $3,359 in 2022 and $2,039 in 2021. It also includes contributions for the 401(k) match and profit-sharing plan of $18,300 in 2022 and $17,400 in 2021. Included is $90 of life insurance premiums paid by the Company in 2022 and 2021. In addition, $10,445 was paid by the Company on behalf of Mr. Santaniello for country club and membership dues during 2022 and $22,846 in 2021. Also included is a contribution for the SERP of $142,608 in 2022 and $142,608 in 2021.

(2)

Figure represents automobile allowance of $10,400 in 2022 and 2021. It also includes contributions for the 401(k) match and profit-sharing plan of $18,300 in 2022 and $17,400 in 2021. Included is $90 of life insurance premiums paid by the Company in 2022 and 2021. In addition, $6,818 was paid by the Company on behalf of Mr. DeFrancesco for country club and membership dues in 2022 and $6,674 in 2021. Also included is a contribution for the SERP of $76,452 in 2022 and $76,452 in 2021.

(3)

Figure represents automobile allowance of $5,662 in 2022 and $5,200 in 2021. It also includes contributions for the 401(k) match and profit-sharing plan of $18,300 in 2022 and $17,400 in 2021. Included is $90 for life insurance premiums paid by the Company in 2022 and 2021. Also included is a contribution for the SERP of $66,300 in 2022 and $66,300 in 2021.

(4)

Figure represents automobile allowance of $3,462 in 2022 and $0 in 2021. It also includes contributions for the 401(k) match and profit-sharing plan of $17,653 in 2022 and $17,349 in 2021. It also includes $90 for life insurance premiums paid by the Company in 2022 and 2021. In addition, $1,261 was paid by the Company on behalf of Mr. Pacyna for country club and membership dues during 2022 and $3,976 in 2021. Also included is a contribution for the SERP of $55,056 in 2022 and $55,056 in 2021.

(5)	Figures include awards received following the end of the fiscal year based on the reporting year’s performance metrics under the AIP for 2022 and 2021.

(6)

Figures include awards received following the end of the fiscal year based on the reporting year's performance metrics for restricted stock awarded under the LTIP in February 2022 based on $49.85 per share and in February 2023 based on $49.43 per share. SSARs were not awarded in 2022 or 2023.

(7)

Figures include above-market interest on deferred compensation where the rate of interest exceeded 120% of the long-term applicable federal rate (AFR) in 2021. No above-market interest was attributable in 2022.

(8)	Figures include contributions to the Supplemental Executive Retirement Plan, under which Messrs. Santaniello, DeFrancesco and Walsh vested on January 1, 2020, and Mr. Pacyna vested on January 1, 2022.

Employment Agreements

Each named executive entered into a three-year term employment agreement with annual extensions. Agreement entry dates for each are:

●	Mr. Santaniello – March 23, 2011

●	Mr. DeFrancesco – March 17, 2016, replacing a previously executed change in control agreement and severance agreement dated December 31, 2008

●	Mr. Walsh – March 29, 2017, replacing a previously executed change in control agreement and severance agreement dated June 26, 2015

●	Mr. Pacyna – March 20, 2019, replacing a previously executed change in control agreement and severance agreement dated March 29, 2017

Under the terms of the employment agreements, in the event the named executive is terminated without cause, after a change in control, or by the named executive for good reason, he will receive two (2) times his annual base salary plus benefits for two years. He is also bound by non-competition and non-solicitation provisions.

EQUITY COMPENSATION PLAN INFORMATION

2022 Omnibus Stock Incentive Plan

The Company maintains an omnibus stock incentive plan (the 2022 Omnibus Plan) that was approved by the shareholders at the 2022 Annual Meeting. The 2022 Omnibus Plan replaced the 2012 Omnibus Plan and will expire on, and no stock-based awards will be granted after the year 2032. The purpose of this plan is to advance the development, growth and financial condition of the Company and each subsidiary thereof, by providing incentives through participation in the appreciation in the value of the Company’s common stock. In return, the Company hopes to secure, retain and motivate directors and employees who may be responsible for the supervision, operation and for the management of the affairs of the Company and any subsidiary now or hereafter existing by aligning the interest of its employees and directors with the interest of its shareholders.  In the 2022 Omnibus Plan, the Company reserves 500,000 shares of its no-par common stock for issuance under the plan. In the 2022 Omnibus Plan, directors and employees are eligible to be awarded stock-based compensation grants which can consist of stock options (qualified and non-qualified), SSARs, stock awards and restricted stock, stock units and restricted stock units, performance awards and directors’ fees.

The Company granted restricted stock in February 2022 based on 2021 performance and in February 2023 based on 2022 performance. In February 2023, the Company granted a total of 17,684 restricted shares to its senior officers including named executive officers and other key employees. On the date of grant, the value of the Company’s common stock was $49.43 per share. The restricted stock grants, valued at an aggregate grant date fair value computed in accordance with FASB ASC Topic 718, will vest 100% in three years, during which time the Company expects to recognize compensation expense of $874,120.

The numbers represented in the chart below represent awards from the 2012 Omnibus Stock Incentive Plan and 2022 Omnibus Stock Incentive Plan as detailed above. The following table summarizes each outstanding equity award as of December 31, 2022.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Daniel J. Santaniello	5,326 6,662 10,720 2,906	- - - -	21.60 26.17 49.50 59.70	02/01/2026 02/06/2027 02/05/2028 02/04/2029	7,290	343,651
Salvatore R. DeFrancesco, Jr.	4,322 3,623 5,740 1,665	- - - -	21.60 26.17 49.50 59.70	02/01/2026 02/06/2027 02/05/2028 02/04/2029	3,916	184,600
Eugene J. Walsh	1,146 3,392 5,380 1,586	- - - -	21.60 26.17 49.50 59.70	02/01/2026 02/06/2027 02/05/2028 02/04/2029	3,854	181,678
Michael J. Pacyna, Jr.	993 2,134 5,170 1,494	- - - -	21.60 26.17 49.50 59.70	02/01/2026 02/06/2027 02/05/2028 02/04/2029	3,067	144,578

(1)    The SSARs vested over a 3-year period, 33% per year, ending 2/5/2022. All outstanding SSARs are currently vested and exercisable.

(2)    The restricted stock vests 100% ending 2/4/2023, 2/16/2024 and 2/15/2025.

(3)    The market value was computed using the market price of the Company’s stock at the end of 2022 - $47.14 per share.

NONQUALIFIED DEFERRED COMPENSATION

On March 29, 2017, the Company entered into separate supplemental executive retirement (SERP) agreements with Messrs. Santaniello, DeFrancesco and Walsh pursuant to which the Company will credit an amount to a SERP account established for each participant’s behalf while they are actively employed by the Company for each calendar month from March 1, 2017 until the normal retirement age. The SERP account will be credited with interest at an annual rate equal to 4.00%, compounded monthly. This rate is fixed from plan inception until all payments are distributed. The SERP account is payable in 180 monthly installments commencing upon separation of service after attaining normal retirement age. If separation from service occurs following the first day of the fourth plan year for a reason other than death, disability or following a change in control, the participant will receive the SERP account balance at that date, payable in 60 monthly installments beginning at normal retirement age. If the executive terminates prior to the first day of the fourth plan year, the executive will forfeit all rights under the SERP. On January 1, 2020, Messrs. Santaniello, DeFrancesco and Walsh met the service requirements to vest into accrued SERP benefits.

On March 20, 2019, the Bank entered into a SERP with Mr. Pacyna under the same considerations as afforded to Messrs. Santaniello, DeFrancesco and Walsh. On January 1, 2022, Mr. Pacyna met the service requirements to vest into accrued SERP benefits.

POTENTIAL PAYMENTS UPON TERMINATION

Payments under each executive's contracts as detailed below would be triggered by termination of executive's employment for cause, good reason, disability, death, voluntary separation absent good reason, involuntary termination absent cause, and in the event of a change in control. The value of equity awards was calculated using $47.14 per share, the closing market price of the Company’s common stock on December 31, 2022.

The tables below show the payments upon termination of Messrs. Santaniello, DeFrancesco, Walsh and Pacyna as of December 31, 2022:

Form of Compensation:	Death ($)	Disability ($)	Cause ($)	Good Reason* ($)	Voluntary, Absent Good Reason ($)	Change in Control* ($)	Non- renewal ($)	Involuntary Without Cause* ($)

Daniel J. Santaniello
Severance	-	-	-	890,000	-	890,000	-	890,000
Life Insurance	1,335,000	-	-	-	-	-	-	-
SERP	938,314	938,314	-	-	-	938,314	-	-
Equity awards:
Restricted Stock SSARs	- 275,750	- 275,750	- -	- 275,750	- 275,750	343,651 275,750	- 275,750	- 275,750

Salvatore R. DeFrancesco, Jr.
Severance	-	-	-	560,000	-	560,000	-	560,000
Life Insurance	840,000	-	-	-	-	-	-	-
SERP	503,029	503,029	-	-	-	503,029	-	-
Equity awards:
Restricted Stock SSARs	- 186,370	- 186,370	- -	- 186,370	- 186,370	184,600 186,370	- 186,370	- 186,370

Eugene J. Walsh
Severance	-	-	-	540,000	-	540,000	-	540,000
Life Insurance	810,000	-	-	-	-	-	-	-
SERP	436,232	436,232	-	-	-	436,232	-	-
Equity awards:
Restricted Stock SSARs	- 100,410	- 100,410	- -	- 100,410	- 100,410	181,678 100,410	- 100,410	- 100,410

Michael J. Pacyna, Jr.
Severance	-	-	-	450,000	-	450,000	-	450,000
Life Insurance	675,000	-	-	-	-	-	-	-
SERP	228,438	228,438				228,438
Equity awards:
Restricted Stock SSARs	- 70,118	- 70,118	- -	- 70,118	- 70,118	144,578 70,118	- 70,118	- 70,118

* Tables do not include cost of benefits

On December 31, 2022, if the Company terminated any of the above named executive’s employment without cause, if he terminated his employment for good reason, or if his employment terminated in connection with a change in control, he would have been entitled to a severance payment equal to two times his current annual salary, payable on the first business day of the month following the date that is six months after his termination from employment, and health care, life and disability benefits for two years.

According to the split dollar agreement, if the named executive officer had died prior to separation from service, his named beneficiary would have been entitled to the lesser of 3 times his base salary as of the date of his death or the net death proceeds. The vesting date is the earliest of disability, change in control, normal retirement age or the date the Board chooses to vest the executive in the benefits. If the named executive dies after separation from service which occurs after the vesting date, his beneficiary shall be entitled to the lesser of 2 times the highest base salary earned by the executive in any calendar year or the net death proceeds.

According to the SERP agreement, if the named executive officer experienced a disability, the Company would pay him the SERP account balance calculated as of the date of determination of disability paid in 60 consecutive monthly installments commencing on the month following disability. If a change in control occurred, the Company would have paid him the sum of the SERP account balance plus the present value of the expected remaining monthly amounts paid in 36 consecutive monthly installments commencing on the month following the change in control. In the event he died, the Company would have paid his beneficiary the SERP account balance, paid in 60 consecutive monthly installments commencing on the month following his death.

In the event of a change in control, provided the named executive officer remained continuously employed with the Company, all unvested restricted stock would have immediately become and remained vested.

If the Company terminated the named executive officer’s employment for any reason, except disability, death or cause, any vested SSARs on the date of termination may be exercised within 90 days after termination. In the case of death or disability, he or his beneficiary would have twelve months after termination to exercise the SSARs. In the event of a change in control, all outstanding SSARs would have immediately become and remained vested and exercisable.

If after leaving the Company, the named executive officer engages in acts that violate the Company’s policies as set forth in the employment agreement, regarding non-competition, non-solicitation, confidentiality, or non-disparagement, in the judgement of the Compensation Committee, the entire amount of any incentive payments awarded to him under the long-term incentive plan during the most recent 12-month period shall be repaid in total. The executive shall also forfeit any non-distributed benefits under the SERP if the executive violates any of the provisions in the employment agreement regarding the covenant not to compete and unauthorized disclosures. This forfeiture provision shall not apply following a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2022 were Brian J. Cali, Michael J. McDonald and Kristin D. O’Donnell. There were no Compensation Committee interlocks or any insider participation during 2022. None of these directors were officers or employees of the Company during 2022, nor are they former officers of the Company or subsidiaries. In addition, none of the executive officers has served as a member of a board of directors or compensation committee, or other committee servicing an equivalent function of any other entity, one of whose executive officers serves as a member of the Company’s Board of Directors. During 2022, the Bank paid fees for architectural services provided by DX Dempsey, of which Michele Dempsey, sister of Kristin D. O’Donnell, is owner.

COMPENSATION OF DIRECTORS

Directors receive no remuneration for attendance at the Company’s Board of Directors meetings. However, the Bank pays each non-employee member of its Board of Directors a regular quarterly fee. During 2022, the Bank paid $8,750 per quarter to each non-employee Bank director for his or her services. In addition, the Chairman of the Board received an additional $3,750 per quarter, the Audit Committee Chairman received an additional $2,500 per quarter, and members of the Executive Committee received an additional $2,500 per quarter. The Bank does not compensate employee directors for attendance at Board of Directors meetings or committee meetings. In the aggregate, the Bank paid its directors $1,644,800 for all services rendered for 2022.

Director Compensation Table

	Fees Earned	Stock
	or Paid in	Awards	Total
Name	Cash ($) (1)	($)	($)
Brian J. Cali	100,000	89,730	189,730
Michael J. McDonald	95,000	89,730	184,730
Kristin D. O’Donnell	85,000	89,730	174,730
John T. Cognetti, William J. Joyce, Sr., Richard M. Hotchkiss, HelenBeth G. Vilcek, Alan Silverman and Paul C. Woelkers, each	75,000	89,730	164,730
Richard J. Lettieri	17,500	89,730	107,230

(1) Includes a $40,000 bonus for each Director over and above their regular Director, Chairman and Committee fees for 2022, paid in the first quarter of 2023 except for Richard J. Lettieri, who retired from the Board of Directors in May of 2022.

2012 Director Stock Incentive Plan

The Company maintains an independent director stock incentive plan (the “2012 Director Plan”) that was approved by the shareholders at the 2012 Annual Meeting.  The purpose of this plan is to advance the development, growth and financial condition of the Company by providing an incentive, through participation in the appreciation of the common stock of the Company, in order to secure, retain and motivate members of the Company’s Board of Directors who are not officers or employees of the Company or the Bank.  In the 2012 Director Plan, the Company reserved 750,000 shares of its no-par common stock for issuance under the plan. Under the 2012 Director Plan, directors are eligible to be awarded stock-based compensation grants which can consist of non-qualified stock options, stock appreciation rights or restricted stock. The 2012 Director Plan has expired and no awards were granted from the plan after May 3, 2022.

Grant of Equity Based Awards

			Grant Date
Name	Grant Date	Shares #	Fair Value ($)	Shares of Stock Not Vested (#)(1)
Brian J. Cali	February, 2022	1,800	89,730	2,884
John T. Cognetti	February, 2022	1,800	89,730	2,884
Richard J. Lettieri	February, 2022	1,800	89,730	0(2)
Michael J. McDonald	February, 2022	1,800	89,730	2,884
Kristin D. O’Donnell	February, 2022	1,800	89,730	2,884
Richard M. Hotchkiss	February, 2022	1,800	89,730	2,634
William J. Joyce, Sr.	February, 2022	1,800	89,730	2,634
Alan Silverman	February, 2022	1,800	89,730	2,634
HelenBeth G. Vilcek	February, 2022	1,800	89,730	2,634
Paul C. Woelkers	February, 2022	1,800	89,730	1,800
(1) The 2022 Grant vest over a 3-year period, 33 1/3% per year ending in February 2025. (2) Shares were fully vested upon retirement.

In February 2023, the Company granted 2,000 restricted shares each to its Board of Directors. On the date of grant, the value of the Company’s common stock was $49.43 per share. The grants, valued at an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 will vest over a three-year period, 33 1/3% each year from the date of grant; the Company expects to recognize compensation expense of $889,740. The February 2023 grants were awarded from the 2022 Omnibus Stock Incentive Plan. For more information on this plan, refer to the “Equity Compensation Plan Information.”

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

The Board of Directors had selected RSM US LLP (“RSM”) as the independent registered public accounting firm for the audit of the Company’s consolidated financial statements for the year ending December 31, 2023. Representatives of RSM are expected to attend the annual meeting, will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions.

Prior to selecting RSM, the Company did not consult with RSM regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by RSM on the Company’s financial statements, and RSM did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The report of independent registered public accounting firm of RSM regarding the Company’s financial statements for the fiscal years ending December 31, 2022, 2021, and 2020 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2022 and during the interim period from the end of the most recently completed fiscal year through the date of this proxy statement, there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RSM would have caused it to make reference to such disagreement in its reports.

RSM served as the Company’s independent registered accountants for the 2022, 2021 and 2020 years. RSM advised the Company that none of its members has any financial interest in the Company or the Bank. RSM assisted the Company and the Bank with the preparation of their federal and state tax returns and with regulatory matters, charging for such services at its customary hourly billing rates. The

Company’s and the Bank’s Audit Committee approved these non-audit services after due consideration of the accountants’ objectivity and after finding them to be wholly independent.

Aggregate fees billed to the Company by RSM for 2022 and 2021 on services rendered are presented below:

	For Year Ended December 31
	2022	2021
Audit fees………………….	$338,245	$372,664
Audit related fees………….	$15,000	$35,000
Tax fees……………………	$68,600	$13,500
All other fees………………	$ -	$ -

Audit fees included fees for professional services rendered for the audit of the Company’s consolidated financial statements, effectiveness of the internal control over 2022 financial reporting under FDICIA Part 363 for 2022 and the review of the Company’s Forms 10-Q. Audit related fees included fees for services that are provided by RSM and in connection with normal statutory and regulatory filings that are reasonably related to the audit of the Company's financial statements and for audit procedures related to the acquisition of Landmark Bancorp, Inc.  Also, fees billed for other engagements of assurance and related services by RSM that are reasonably related to the performance of the audit are reported under the audit related fees section.

Tax fees for the most recent year include fees billed for professional services rendered by RSM for tax compliance or advice.  These services included business combination tax services related to the MNB and Landmark mergers, tax advisory services related to specific tax credits, partial billing for the preparation of the 2020 consolidated tax returns, the preparation of the Company’s 2021 Consolidated Federal Corporate Income Tax Returns, the preparation of the Company’s 2021 Pennsylvania Corporate Tax Reports along with the Bank’s 2022 Pennsylvania Bank Shares Tax Returns.

There were no other fees billed by RSM for 2022 and 2021.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants.  These services may include audit services, audit related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered accountants.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the service or category of services and is subject to a specific budget.  In addition, the Audit Committee may also pre-approve services on a case-by-case basis.  For each proposed service, the independent registered accountant is required to provide detailed back-up documentation at the time of approval.

In the event shareholders do not ratify the selection of RSM US LLP as the independent registered public accounting firm for the 2023 fiscal year, the Board of Directors may choose another accounting firm to provide independent registered public accountant/audit services for the 2023 fiscal year. Even if the selection is ratified, the Board of Directors, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The Board of Directors recommends a vote FOR the ratification of RSM US LLP, as the independent registered public accounting firm for the year ending December 31, 2023.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no matters other than those referred to in the Notice of Annual Meeting of Shareholders that properly may come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the persons named as proxy holders will vote the proxies in what they determine to be the best interest of the Company on the recommendation of the Board of Directors.

ADDITIONAL INFORMATION

The Company encloses a copy of the annual report for the fiscal year ended December 31, 2022, with this proxy statement. The annual report is also available online at www.proxyvote.com and www.bankatfidelity.com/proxymaterials.

In addition, upon request, any shareholder may obtain, without charge, a copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2022, including the consolidated financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission, from Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512 or by calling (570) 342-8281

Your **Vote** Counts!

FIDELITY D & D BANCORP, INC.

2023 Annual Meeting
Vote by May 1, 2023
11:59 PM ET

FIDELITY D & D BANCORP, INC.
101 NORTH BLAKELY STREET
DUNMORE, PA 18512

D97419-P87905

You invested in FIDELITY D & D BANCORP, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 2, 2023.**

Get informed before you vote

View the Annual Report, Form 10-K and Proxy Statement online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 18, 2023. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

May 2, 2023
3:00 PM EDT

Virtually at:
www.virtualshareholdermeeting.com/FDBC2023

*Please check the meeting materials for any special requirements for meeting attendance.

V1.1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of three (3) Class B Directors to serve for a three-year term and until their successors are elected and qualified: **Nominees:** 01) William J. Joyce, Sr. 02) Kristin D. O'Donnell 03) Alan Silverman	For
2. Ratification of the selection of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023.	For

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Sign up for E-delivery".

D97420-P87905